Exhibit 99.2

BUSINESS

Overview

We are a leading global technology and specialty materials company. We are one of the world’s largest producers of acetyl products, which are intermediate chemicals, for nearly all major industries, as well as a leading global producer of high performance engineered polymers that are used in a variety of high-value end-use applications. As a recognized innovator in the chemicals industry, we engineer and manufacture a wide variety of products essential to everyday living. Our broad product portfolio serves a diverse set of end-use markets including paints and coatings, textiles, automotive applications, consumer and medical applications, performance industrial applications, filter media, paper and packaging, chemical additives, construction, consumer and industrial adhesives, and food and beverage applications. Our products, enjoy leading global positions due to our large share of global production capacity, operating efficiencies, proprietary production technology and competitive cost structures.

Our large and diverse global customer base consists of major companies in a broad array of industries. We hold geographically balanced global positions and participate in diversified end-use applications. We combine a demonstrated track record of execution, strong performance built on shared principles and objectives, and a clear focus on growth and value creation. Known for operational excellence and execution of our business strategies, we deliver value to customers around the globe with best-in-class technologies.

Based in Dallas, Texas, our operations are primarily located in North America, Europe and Asia and consist of 29 global production facilities (39, including our affiliates) and, as of June 30, 2010, employ approximately 7,200 employees worldwide. For the twelve months ended June 30, 2010, we generated net sales of $5,597 million and Operating EBITDA of $1,042 million. The following charts present a percentage of share breakdown of net sales and Operating EBITDA by segment and net sales by region, in each case for the twelve months ended June 30, 2010.

Net Sales by Business Segment (1)(2)	Operating EBITDA by Business Segment(2)	Net Sales by Region (1)(2)

(1)	Excludes $386 million of intersegment sales eliminated in consolidation.

(2)	Excludes our Other Activities segment.

Business Segments

We operate principally through four business segments: Advanced Engineered Materials, Consumer Specialties, Industrial Specialties and Acetyl Intermediates. The table below illustrates each business segment’s net sales for the twelve months ended June 30, 2010, as well as each business segment’s major products and end-use applications.

Advanced Engineered
	Materials	Consumer Specialties	Industrial Specialties	Acetyl Intermediates

LTM June 30, 2010 Net Sales (1)	$1,023 million	$1,057 million	$976 million	$2,539 million
Key Products
•   Polyacetal products (“POM”)

•   Polyphenylene sulfide (“PPS”)

•   Polybutylene terephthalate (“PBT”)

•   Long-fiber reinforced thermoplastics (“LFT”)

•   Ultra-high molecular weight polyethylene (“GUR®”)

•   Liquid crystal polymers (“LCP”)
		• Acetate tow • Acetate flake • Sunett® sweetener • Sorbates	• Conventional emulsions • Vinyl acetate ethylene emulsions (“VAE”) • Low-density polyethylene resins (“LDPE”) • Ethylene vinyl acetate (“EVA”) resins and compounds	• Acetic acid • Vinyl acetate monomer (“VAM”) • Acetic anhydride • Acetaldehyde • Ethyl acetate • Butyl acetate • Formaldehyde

Major End-Use Applications	• Fuel system components	• Filter products	• Photovoltaic cell systems	• Paints • Coatings
	• Conveyor systems	• Beverages	• Paints	• Adhesives
	• Battery separators	• Confections	• Coatings	• Lubricants
	• Electronics	• Baked goods	• Adhesives	• Pharmaceuticals
	• Automotive safety systems		• Textiles	• Films
	• Appliances		• Paper finishing	• Textiles
	• Electronics		• Flexible packaging	• Inks
	• Filtrations		• Lamination products	• Plasticizers
	• Medical devices		• Medical tubing	• Esters
	• Telecommunications		• Automotive parts	• Solvents

(1)	Consolidated net sales of $5,597 million for the twelve months ended June 30, 2010 also includes $2 million in net sales from Other Activities, which is attributable to our captive insurance companies. Net Sales for Consumer Specialties and Acetyl Intermediates excludes inter-segment sales of $386 million for the twelve months ended June 30, 2010.

Advanced Engineered Materials

Our Advanced Engineered Materials segment develops, produces and supplies a broad portfolio of high performance technical polymers for application in automotive and electronics products, as well as other consumer and industrial applications. Together with our strategic affiliates, we are a leading participant in the global technical polymers industry. The primary products of Advanced Engineered Materials are POM, PPS, PBT, LFT, GUR® and LCP. These materials are used in a broad range of products including automotive components, electronics, appliances and industrial applications. GUR® is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices. Primary end uses for LCP are electrical and electronics.

Advanced Engineered Materials’ technical polymers have chemical and physical properties enabling them, among other things, to withstand extreme temperatures, resist chemical reactions with solvents and withstand fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors as well as in other consumer and industrial goods.

Advanced Engineered Materials works in concert with its customers to enable innovations and develop new or enhanced products. Advanced Engineered Materials focuses its efforts on developing new markets and applications for its product lines, often developing custom formulations to satisfy the technical and processing requirements of a customer’s applications. For example, Advanced Engineered Materials has collaborated with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels in the new generation of common rail diesel engines. The product can also be used in automotive fuel sender units where it remains stable at the high operating temperatures present in direct-injection diesel engines and can meet the requirements of the new generation of biofuels.

Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. These specialized products are not typically susceptible to cyclical swings in pricing.

Sales from the Advanced Engineered Materials business represented 16%, 15% and 16% of our consolidated net sales for the years ended December 31, 2009, 2008 and 2007, respectively. Operating EBITDA from the Advanced Engineered Materials business represented 20%, 23% and 23% of our total Operating EBITDA (excluding the Other Activities segment) for the years ended December 31, 2009, 2008, and 2007, respectively. Sales from the Advanced Engineered Materials business represented 18% of our consolidated net sales for the twelve months ended June 30, 2010. Operating EBITDA from the Advanced Engineering Materials business represented 30% of our total operating EBITDA (excluding the Other Activities segment) for the twelve months ended June 30, 2010.

Key Products

POM.  Also known in the chemical industry as polyoxymethylene or polyacetal, POM is sold under the trademark Hostaform® in all regions but North America, where it is sold under the trademark Celcon®. Polyplastics and KEPCO are leading suppliers of POM and other engineering resins in the Asia-Pacific region. POM is used for mechanical parts, including door locks and seat belt mechanisms, in automotive applications and in electrical, consumer and medical applications such as drug delivery systems and gears for large appliances. POM, and other engineering resins, are manufactured in the Asia-Pacific region by PolyPlastics, our 45%-owned strategic venture and KEPCO, our 50%-owned strategic venture.

The primary raw material for POM is formaldehyde, which is manufactured from methanol. Advanced Engineered Materials currently purchases formaldehyde in the United States from our Acetyl Intermediates segment and, in Europe, manufactures formaldehyde from purchased methanol.

Our strategic joint venture in Saudi Arabia, known as National Methanol Company or “Ibn Sina,” produces methanol and methyl tertiary-butyl ether (“MTBE”). We recently announced the extension of our Ibn Sina joint venture, including the construction of a new 50,000 ton POM manufacturing facility in Saudi Arabia. Engineering and construction on the facility is expected to begin in 2010.

LFT.  Celstran® and Compel® are long-fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics and both products are used in automotive, transportation and industrial applications.

GUR®.  A highly engineered material designed for heavy-duty automotive and industrial applications, GUR is used in items such as car battery separator panels, industrial conveyor belts and specialty medical and consumer applications, such as sports equipment and prostheses. GUR® micro powder grades are used for high-performance filters, membranes, diagnostic devices, coatings and additives for thermoplastics and elastomers. GUR® fibers are also used in protective ballistic applications.

Polyesters.  Our products also include certain polyesters such as Celanex® PBT, Celanex® PET, Vandar®, a series of PBT-polyester blends and Riteflex®, a thermoplastic polyester elastomer, used in both a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, electrical switches, appliance and sensor housings, LEDs and technical fibers. Raw materials for polyesters vary. Base monomers, such as dimethyl terephthalate and PTA, are widely available with pricing dependent on broader polyester fiber and packaging resins market conditions. Smaller volume specialty co-monomers for these products are typically supplied by a limited number of companies.

Liquid crystal polymers, such as Vectra® and Zenite®, are used in electrical and electronics applications and for precision parts with thin walls and complex shapes or in high heat cookware applications.

Fortron®, a PPS product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, often replacing metal. Other possible application fields include non-woven filtration devices such as coal fired power plants. Fortron® is manufactured by Fortron Industries LLC (“Fortron”), Advanced Engineered Materials’ 50%-owned strategic venture with Kureha Corporation of Japan.

Facilities

Between Advanced Engineered Materials and its affiliates, we have polymerization, compounding and research and technology centers in Germany, Brazil, China, South Korea, Japan, the United States and Saudi Arabia.

Geographic Regions

The following table illustrates the destination of the net sales of the Advanced Engineered Materials segment by geographic region.

Net Sales to External Customers by Destination—Advanced Engineered Materials

	Year Ended
	December 31,
	2009		2008		2007
		% of		% of		% of
	$	Segment	$	Segment	$	Segment
	(Dollars in millions)

North America	$285	35%	$365	34%	$388	38%
Europe and Africa	403	50%	553	52%	517	50%
Asia-Pacific	82	10%	106	10%	88	8%
South America	38	5%	37	4%	37	4%

Total	$808		$1,061		$1,030

Advanced Engineered Materials’ sales in Asia are made directly and through distributors including its strategic affiliates. Polyplastics, KEPCO and Fortron are accounted for under the equity method and therefore not included in Advanced Engineered Materials’ consolidated net sales.

Customers

Advanced Engineered Materials’ principal customers are consumer product and medical device manufacturers, as well as suppliers to the automotive industry. Because of the highly engineered nature of the end products, Advanced Engineered Materials collaborates with its customers to assist in developing and improving specialized applications and systems. Advanced Engineered Materials has strong and long-standing relationships with the majority of its customers, and also uses distributors and electronic marketplaces for its major products, in order to reach a larger customer base. For most of Advanced Engineered Materials’ products, contracts with customers typically have a term of one to two years.

Competition

Advanced Engineered Materials’ principal competitors include BASF AG (“BASF”), E. I. DuPont de Nemours and Company (“DuPont”), DSM N.V., Sabic Innovative Plastics and Solvay S.A. Other regional competitors include Asahi Kasei Corporation, Mitsubishi Gas Chemicals, Inc., Chevron Phillips Chemical Company, L.P., Braskem S.A., Lanxess AG, Teijin, Sumitomo, Inc. and Toray Industries Inc.

Consumer Specialties

The Consumer Specialties segment is comprised of our Acetate Products and Nutrinova businesses. Our Acetate Products business primarily produces and supplies acetate tow, which is used in the production of filtration products. We also produce acetate flake, which is processed into acetate fiber in the form of a tow band. Our Nutrinova business produces and sells Sunett®, a high intensity sweetener, and food protection ingredients, such as sorbates, for the food, beverage and pharmaceutical industries.

Sales from the Consumer Specialties business represented 21%, 17% and 17% of our consolidated net sales for the years ended December 31, 2009, 2008 and 2007, respectively. Operating EBITDA from the Consumer Specialties business represented 36%, 24% and 20% of our total Operating EBITDA (excluding the Other Activities segment) for the years ended December 31, 2009, 2008, and 2007, respectively. Sales from the Consumer Specialties business represented 19% of our consolidated net sales for the twelve months ended June 30, 2010. Operating EBITDA from the Consumer Specialties business represented 30% of our total Operating EBITDA (excluding the Other Activities segment) for the twelve months ended June 30, 2010.

Key Products

Acetate flake and tow.  According to the 2009 Stanford Research Institute International Chemical Economics Handbook, as of 2008 we were the world’s leading producer of acetate tow, (inclusive of the production of our China ventures). Acetate tow is used primarily in cigarette filters. To produce acetate tow, we first produce acetate flake by processing wood pulp with acetic acid and acetic anhydride. The wood pulp comes from reforested trees and is purchased on the open market, and the acetic acid and acetic anhydride is an intermediate we produce internally from acetic acid. The acetate flake is then further processed into acetate fiber in the form of a tow band.

We have an approximate 30% interest in three manufacturing ventures in China that produce acetate flake and tow. Our partner in each of the ventures is the Chinese state-owned tobacco entity, China National Tobacco Corporation. In addition to being our production partner, China National Tobacco accounted for approximately 12% of our 2009 acetate tow sales.

Sunett sweetener.  Acesulfame potassium, a high intensity sweetener marketed under the trademark Sunett®, is used in a variety of beverages, confections and dairy products throughout the world. Sunett® pricing for targeted applications reflects the value added by Nutrinova, through consistent product quality and reliable supply. Nutrinova’s strategy is to be the most reliable and highest quality producer of this product, to develop new product applications and expand into new segments.

Nutrinova’s food ingredients business consists of the production and sale of food protection ingredients, such as sorbic acid and sorbates, and high intensity sweeteners worldwide. Nutrinova’s food protection ingredients are mainly used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

Facilities

Acetate Products has production sites in the United States, Mexico, the United Kingdom and Belgium, and participates in three manufacturing ventures in China. We recently announced the shutdown of our acetate tow and flake manufacturing operations at our Spondon, United Kingdom site. We will continue to maintain our Clarifoil manufacturing operations at this site.

Nutrinova has a production facility in Germany, as well as sales and distribution facilities in all major regions of the world.

Geographic Regions

The following table illustrates the destination of the net sales of the Consumer Specialties segment by geographic region.

Net Sales to External Customers by Destination—Consumer Specialties

	Year Ended
	December 31
	2009			2008		2007
			% of		% of		% of
	$		Segment	$	Segment	$	Segment
	(Dollars in millions)

North America	$176		16%	$194	17%	$201	18%
Europe and Africa	452		42%	497	43%	427	39%
Asia-Pacific	402		37%	413	36%	437	39%
South America	48		5%	51	4%	46	4%

Total	$1,078	(1)		$1,155		$1,111

(1)	Excludes inter-segment sales of $6 million for the year ended December 31, 2009.

Sales of acetate tow are principally to the major tobacco companies that account for a majority of worldwide cigarette production. Our contracts with most of our customers are entered into on an annual basis.

Nutrinova primarily markets Sunett® to a limited number of large multinational and regional customers in the beverage and food industry under long-term and annual contracts. Nutrinova markets food protection ingredients primarily through regional distributors to small and medium sized customers and directly through regional sales offices to large multinational customers in the food industry.

Competition

Acetate Products’ principal competitors include Daicel Chemical Industries Ltd. (“Daicel”), Eastman Chemical Corporation (“Eastman”) and Rhodia S.A.

The principal competitors for Nutrinova’s Sunett® sweetener are Holland Sweetener Company, The NutraSweet Company, Ajinomoto Co., Inc., Tate & Lyle PLC and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Yu Yao/Ningbo, Yancheng AmeriPac and other Chinese manufacturers of sorbates.

Industrial Specialties

Our Industrial Specialties segment is comprised of our Emulsions and EVA Performance Polymers businesses and is a leading producer of environmentally sensitive, low VOC emulsion applications. Our emulsions products are used in a wide array of applications including paints and coatings, adhesives, construction, glass fiber, textiles and paper. EVA Performance Polymers offers a complete line of low-density polyethylene and specialty EVA resins and compounds used in many applications including flexible packaging films, lamination film products, hot melt adhesives, medical devices and tubing, automotive, carpeting and solar cell encapsulation films. EVA resins and compounds are produced in high-pressure reactors from ethylene and VAM.

Primary raw materials for our emulsions and EVA products are VAM and ethylene, which is produced by our Acetyl Intermediates business, and ethylene, which we purchase externally from a variety of sources.

Sales from the Industrial Specialties business represented 19%, 21% and 21% of our consolidated net sales for the years ended December 31, 2009, 2008 and 2007, respectively. Operating EBITDA from the Industrial Specialties business represented 11%, 9% and 9% of our total Operating EBITDA (excluding the Other Activities segment) for the years ended December 31, 2009, 2008, and 2007, respectively. Sales from the Industrial Specialties business represented 18% of our consolidated net sales for the twelve months ended June 30, 2010. Operating EBITDA from the Industrial Specialties business represented 8% of our total Operating EBITDA (excluding the Other Activities segment) for the twelve months ended June 30, 2010.

Key Products

The products in our Emulsions business include conventional vinyl- and acrylate-based emulsions and high-pressure VAE. Emulsions are made from VAM, acrylate esters and ethylene. Our Emulsions business is a leading producer of VAE in Europe. These products are a key component of water-based architectural coatings, adhesives, non-wovens, textiles, glass fiber and other applications.

EVA Performance Polymers produces low-density polyethylene and EVA resins and compounds that are used in the manufacture of hot melt adhesives, automotive carpet, lamination film products, flexible packaging films, medical tubing and solar cell encapsulation films. EVA resins and compounds are produced in high-pressure reactors from ethylene and VAM.

Facilities

The Emulsions business has production sites in the United States, Canada, China, Spain, Sweden, the Netherlands and Germany. EVA Performance Polymers has a production facility in Edmonton, Alberta, Canada.

Geographic Regions

The following table illustrates the destination of the net sales of the Industrial Specialties segment by geographic region.

Net Sales to External Customers by Destination—Industrial Specialties

	Year Ended
	December 31
	2009		2008		2007
		% of		% of		% of
	$	Segment	$	Segment	$	Segment
		(Dollars in millions)

North America	$382	39%	$617	44%	$583	43%
Europe and Africa	504	52%	684	48%	674	50%
Asia-Pacific	78	8%	81	6%	69	5%
South America	10	1%	24	2%	20	2%

Total	$974		$1,406		$1,346

Customers

Industrial Specialties’ products are sold to a diverse group of regional and multinational customers, typically manufacturers of water-based paints and coatings, adhesives, paper, building and construction products, glass fiber, non-wovens and textiles. EVA Performance Polymers’ customers are primarily manufacturers of adhesives, automotive components, packaging materials, print media and solar energy products.

Competition

Principal competitors in the Emulsions business include The Dow Chemical Company (“Dow”), BASF, Dairen, Wacker and several smaller regional manufacturers. Principal competitors for the EVA Performance Polymers resins and compounds business include DuPont, ExxonMobil Chemical, Arkema and several Asian manufacturers.

Acetyl Intermediates

Our Acetyl Intermediates segment produces and supplies acetyl products, including acetic acid, VAM, acetic anhydride and acetate esters. These products are generally used as starting materials for colorants, paints, adhesives, coatings, and medicines. Other chemicals produced in this business segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products.

Sales from the Acetyl Intermediates business represented 44%, 47% and 46% of our consolidated net sales for the years ended December 31, 2009, 2008 and 2007, respectively. Operating EBITDA from the Acetyl Intermediates business represented 33%, 44% and 48% of our total Operating EBITDA (excluding the Other Activities segment) for the years ended December 31, 2009, 2008, and 2007, respectively. Sales from the Acetyl Intermediates business represented 45% of our consolidated net sales for the twelve months ended June 30, 2010. Operating EBITDA from the Acetyl Intermediates business represented 32% of our total Operating EBITDA (excluding the Other Activities segment) for the twelve months ended June 30, 2010.

Key Products

Acetyl Products.  Acetyl products include acetic acid, VAM, acetic anhydride and acetaldehyde. Acetic acid is primarily used to manufacture VAM, PTA and other acetyl derivatives. VAM is used in a variety of adhesives, paints, films, coatings and textiles. Acetic anhydride is a raw material used in the production of cellulose acetate, detergents and pharmaceuticals. Acetaldehyde is a major feedstock for the production of a variety of derivatives, such as pyridines, which are used in agricultural products. We manufacture acetic acid, VAM and acetic anhydride for our own use, as well as for sale to third parties.

Acetic acid and VAM, our basic acetyl intermediates products, are impacted by global supply and demand fundamentals and are cyclical in nature. The principal raw materials in these products are: ethylene, which we purchase from numerous sources; carbon monoxide, which we purchase under long-term contracts; and methanol, which we purchase under long-term and short-term contracts. With the exception of carbon monoxide, these raw materials are commodity products available from a wide variety of sources.

Our production of acetyl products employs leading proprietary and licensed technologies, including our proprietary AOPlus®2 and AOPlus® technologies for the production of acetic acid and VAntage® and VAntage Plustm VAM technology. We believe our production technology is one of the lowest cost in the industry and provides us a sustainable cost advantage over our competitors.

Solvents and Derivatives.  These include a variety of solvents, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives and other products.

Many solvents and derivatives products are derived from our production of acetic acid. Primary products are:

•	Ethyl acetate, an acetate ester that is a solvent used in coatings, inks and adhesives and in the manufacture of photographic films and coated papers; and

•	Butyl acetate, an acetate ester that is a solvent used in inks, pharmaceuticals and perfume.

Formaldehyde and formaldehyde derivative products are derivatives of methanol and are made up of the following products:

•	Formaldehyde, paraformaldehyde and formcels are primarily used to produce adhesive resins for plywood, particle board, coatings, POM engineering resins and a compound used in making polyurethane; and

•	Special solvents, such as crotonaldehyde, which are used by the Nutrinova line for the production of sorbates, as well as raw materials for the fragrance and food ingredients industry.

Solvents and derivatives are commodity products characterized by cyclicality in pricing. The principal raw materials used in solvents and derivatives products are acetic acid, various alcohols, methanol, ethylene and ammonia. We manufacture many of these raw materials for our own use as well as for sales to third parties, including our competitors in the solvents and derivatives business. We purchase ethylene from a variety of sources. We manufacture acetaldehyde in Europe for our own use, as well as for sale to third parties.

Facilities

Acetyl Intermediates has production sites in the United States, China, Mexico, Singapore, Spain, France and Germany. Over the last few years, we have continued to shift our production capacity to lower cost production facilities while expanding in growth areas, such as China.

Geographic Regions

The following table illustrates net sales by destination of the Acetyl Intermediates segment by geographic region.

Net Sales to External Customers by Destination—Acetyl Intermediates

	Year Ended
	December 31,
	2009			2008			2007
			% of			% of			% of
	$		Segment	$		Segment	$		Segment
	(Dollars in millions)

North America	$501		22%	$743		23%	$685		23%
Europe and Africa	771		35%	1,198		37%	1,183		40%
Asia-Pacific	884		40%	1,142		36%	968		33%
South America	64		3%	116		4%	119		4%

Total	$2,220	(1)		$3,199	(1)		$2,955	(1)

(1)	Excludes inter-segment sales of $383 million, $676 million and $660 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Customers

Our Acetyl Intermediates business markets its products both directly to customers and through distributors. Acetic acid, VAM and acetic anhydride are global businesses which have several large customers, which we generally supply under multiyear contracts. The customers of acetic acid, VAM and acetic anhydride produce polymers used in water-based paints, adhesives, paper coatings, polyesters, film modifiers, pharmaceuticals, cellulose acetate and textiles. We have long-standing relationships with many of these customers.

Solvents and derivatives are sold to a diverse group of regional and multinational customers both under multiyear contracts and on the basis of long-standing relationships. The customers of solvents and derivatives are primarily engaged in the production of paints, coatings and adhesives. We manufacture formaldehyde for our own use as well as for sale to a few regional customers that include manufacturers in the wood products and chemical derivatives industries. Specialty solvents and amines are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries.

Competition

Our principal competitors in the Acetyl Intermediates segment include Sipchem, BASF, British Petroleum PLC, Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman, DuPont, LyondellBasell Industries, Nippon Gohsei, Perstorp Inc., Jiangsu Sopo Corporation (Group) Ltd., Showa Denko K.K., and Kuraray Co. Ltd.

Other Activities

Other Activities primarily consists of corporate center costs, including financing and administrative activities such as legal, accounting and treasury functions, interest income and expense associated with our financing activities, and our captive insurance companies. Our two wholly-owned captive insurance companies are a key component of our global risk management program, as well as a form of self-insurance for our property, liability and workers compensation risks. The captive insurance companies issue insurance policies to our subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The captive insurance companies retain risk at levels approved by management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the captive insurance companies also insures certain third-party risks.

Joint Ventures & Affiliates

We have a significant portfolio of strategic relationships and joint ventures in various regions, including Asia-Pacific, North America, the Middle East and Europe. Historically, we have entered into these strategic investments in order to gain access to local demand, minimize costs and accelerate growth in areas we believe have significant future business potential. Depending on the level of investment and other factors, we account for our joint ventures using either the equity method or cost method of accounting.

In the aggregate, our strategic investments generate significant sales, earnings and cash flow. For example, during the twelve months ended June 30, 2010, our equity affiliates generated combined sales of $4.5 billion resulting in $152 million of equity in earnings from affiliates during the same period.

Additionally, for the twelve months ended June 30, 2010, our Chinese acetate joint ventures generated cash dividends to us of $71 million.

The table below represents our significant strategic ventures as of June 30, 2010:

					Year
	Location	Ownership	Segment	Partner (s)	Entered

Equity Method Investments
Korea Engineering Plastics Co. Ltd	South Korea	50%	Advanced Engineered Materials	Mitsubishi Gas Chemical Company, Inc./Mitsubishi Corporation	1999
Polyplastics Co., Ltd.	Japan	45%	Advanced Engineered Materials	Daicel Chemical Industries Ltd.	1964
Fortron Industries LLC	US	50%	Advanced Engineered Materials	Kureha Corporation	1992
National Methanol Company	Saudi Arabia	25%	Advanced Engineered Materials	SABIC/ Texas Eastern Arabian Corporation Ltd.	1981
Cost Method Investments
Kunming Cellulose Fibers Co. Ltd.	China	30%	Consumer Specialties	China National Tobacco Corporation	1993
Nantong Cellulose Fibers Co. Ltd.	China	31%	Consumer Specialties	China National Tobacco Corporation	1986
Zhuhai Cellulose Fibers Co. Ltd.	China	30%	Consumer Specialties	China National Tobacco Corporation	1993

Korea Engineering Plastics Co. Ltd.  Founded in 1987, KEPCO is a leading producer of POM in South Korea. Mitsubishi Gas Chemical Company, Inc. owns 40% and Mitsubishi Corporation owns 10% of KEPCO. KEPCO operates a POM plant in Ulsan, South Korea and participates with Polyplastics and Mitsubishi Gas Chemical Company, Inc. in a POM facility in Nantong, China.

Polyplastics Co., Ltd.  Polyplastics is a leading supplier of engineered plastics in the Asia-Pacific region. Polyplastics’ principal production facilities are located in Japan, Taiwan, Malaysia and China. We believe Polyplastics is a leading producer and marketer of POM in the Asia-Pacific region.

Fortron Industries LLC.  Fortron is a leading global producer of PPS. Fortron’s facility is located in Wilmington, North Carolina.

National Methanol Company (Ibn Sina).  With production facilities in Saudi Arabia, Ibn Sina represents approximately 2% of the world’s methanol production capacity and is one of the world’s largest producers of MTBE, a gasoline additive. We indirectly own a 25% interest in Ibn Sina through CTE Petrochemicals Company, a joint venture with Texas Eastern Arabian Corporation Ltd. Texas Eastern Arabian Corporation Ltd indirectly owns an additional 25% interest in Ibn Sina, and the remaining 50% interest is held by SABIC 50%. SABIC is responsible for all product marketing.

In connection with the extension of the joint venture, we reassessed the factors surrounding the accounting method for this investment and changed the accounting from the cost method of accounting for investments to the equity method of accounting for investments beginning April 1, 2010. Also on April 1, 2010, we announced that Ibn Sina would begin construction of a 50,000 ton POM plant in Saudi Arabia. The purpose of the plant is to supply POM to support Celanese’s AEM segment growth as well as our joint venture partners’ regional business development.

China acetate joint ventures.  We hold an approximately 30% ownership interest (50% board representation) in three separate Acetate Products production entities in China: the Nantong, Kunming and Zhuhai Cellulose Fiber Companies. In each instance, the Chinese state-owned tobacco entity, China National Tobacco Corporation, controls the remainder. With an estimated 30% share of the world’s cigarette production and consumption, China is the world’s largest and fastest growing area for acetate tow products according to the 2009 Stanford Research Institute International Chemical Economics Handbook. Combined, these ventures are a market leader in Chinese domestic acetate production and are well positioned in the Chinese cigarette market.

In December 2009, we announced plans with China National Tobacco to expand our acetate flake and tow capacity at our Nantong facility. Our Chinese acetate ventures fund their operations using operating cash flow.

Our Chinese acetate joint ventures pay a dividend in the second quarter of each fiscal year, based on the ventures’ performance for the preceding year. In 2009, 2008, and 2007, we received cash dividends of $56 million, $46 million, and $37 million, respectively. In addition, in 2010, we received cash dividends of $71 million for 2010.

Despite the fact that our ownership interest exceeds 20% in each of our China Acetate Products ventures, we account for these investments using the cost method of accounting because we cannot exercise significant influence over these entities. We determined that we cannot exercise significant influence over these entities due to local government investment in and influence over these entities, limitations on our involvement in the day-to-day operations and the present inability of the entities to provide timely financial information prepared in accordance with accounting principles generally accepted in the United States.

Other Equity Investments

InfraServs.  We hold ownership interests in several entities located in Germany that own and develop industrial parks and provide on-site general and administrative support to tenants. The table below represents our equity investments in InfraServ ventures as of June 30, 2010:

Company	Ownership %

InfraServ GmbH & Co. Gendorf KG	39%
InfraServ GmbH & Co. Knapsack KG	27%
InfraServ GmbH & Co. Hoechst KG	32%

Raw Materials and Energy

We purchase a variety of raw materials and energy from sources in many countries for use in our production processes. We have a policy of maintaining, when available, multiple sources of supply for materials. However, some of our individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide, steam and acetaldehyde. Although we have been able to obtain sufficient supplies of raw materials, there can be no assurance that unforeseen developments will not affect our raw materials supply. Even if we have multiple sources of supply for a raw material, there can be no assurance that these sources can make up for the loss of a major supplier. There cannot be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply to our specifications in the event of the loss of a sole supplier. In addition, the price of raw materials varies, often substantially, from year to year.

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply and demand fundamentals change. Our production facilities rely largely on fuel oil, natural gas and electricity for energy. Most of the raw materials for our European operations are centrally purchased by one of our subsidiaries, which also buys raw materials on behalf of third parties. We manage our exposure through forward purchase contracts, long-term supply agreements and multiyear purchasing and sales agreements.

We also currently purchase and lease supplies of various precious metals, such as rhodium, used as catalysts for the manufacture of Acetyl Intermediates products. For precious metals, the leases are distributed between a minimum of three lessors per product and are divided into several contracts.

Research and Development

All of our businesses conduct research and development activities to increase competitiveness. Our businesses are innovation-oriented and conduct research and development activities to develop new, and optimize existing, production technologies, as well as to develop commercially viable new products and applications. We consider the amounts spent during each of the last three fiscal years on research and development activities to be sufficient to drive our current strategic initiatives.

Intellectual Property

We attach significant importance to patents, trademarks, copyrights and product designs in order to protect our investment in research and development, manufacturing and marketing. Patents may cover processes, products, intermediate products and product uses. We also seek to register trademarks extensively as a means of protecting the brand names of our products. We protect our intellectual property vigorously against infringement and also seek to register design protection where appropriate.

Patents.  In most industrial countries, patent protection exists for new substances and formulations, as well as for unique applications and production processes. However, we do business in regions of the world where intellectual property protection may be limited and difficult to enforce. We maintain strict information security policies and procedures wherever we do business. Such information security policies and procedures include data encryption, controls over the disclosure and safekeeping of confidential information, as well as employee awareness training. Moreover, we monitor competitive developments and vigorously defend against infringements of our intellectual property rights.

Trademarks.  AOPlus®2, AOPlus®, VAntage®, VAntage Plustm, BuyTiconaDirecttm, Celanex®, Celcon®, Celstran®, Celvolit®, Compel®, Erkol®, GUR®, Hostaform®, Impet®, Mowilith®, Nutrinova®, Riteflex®, Sunett®, Vandar®, Vectra®, Vinamul®, EcoVAE®, Duroset®, Ateva®, Acetex®, and certain other products and services named in this document are trademarks, service marks or registered trademarks of Celanese. The foregoing is not intended to be an exhaustive or comprehensive list of all trademarks, service marks or registered trademarks owned by Celanese. Fortron® is a registered trademark of Fortron Industries LLC, one of Celanese’s equity investments.

Neither Celanese nor any particular business segment is materially dependent upon any one patent, trademark, copyright or trade secret.

Environmental and Other Regulation

We are subject to environmental laws and regulations worldwide that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with all applicable environmental laws and regulations. We are also subject to retained environmental obligations specified in various contractual agreements arising from the divestiture of certain businesses by us or one of our predecessor companies.

Due to our industrial history and through retained contractual and legal obligations, we have the obligation to remediate specific areas on our own sites as well as on divested, orphan or US Superfund sites (as defined below). In addition, as part of the demerger agreement between us and Hoechst AG (“Hoechst”), a specified portion of the responsibility for environmental liabilities from a number of Hoechst divestitures was transferred to us. We provide for such obligations when the event of loss is probable and reasonably estimable.

In the US, we may be subject to substantial claims brought by US federal or state regulatory agencies or private individuals pursuant to statutory authority or common law. In particular, we have potential liability under the US Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and related state laws (collectively referred to as “Superfund”) for investigation and cleanup costs at approximately 40 sites. At most of these sites, numerous companies, including certain of our subsidiaries and predecessor companies, have been notified that the Environmental Protection Agency, state governing bodies or private individuals consider such companies to be potentially responsible parties (“PRP”) under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites and the status of the insurance coverage for most of these proceedings is uncertain. Consequently, we cannot accurately determine our ultimate liability for investigation or cleanup costs at these sites.

As events progress at each site for which we have been named a PRP, we accrue, as appropriate, a liability for site cleanup. Such liabilities include all costs that are probable and can be reasonably estimated. In establishing these liabilities, we consider our shipment of waste to a site, our percentage of total waste shipped to the site, the types of wastes involved, the conclusions of any studies, the magnitude of any remedial actions that may be necessary and the number and viability of other PRPs. Often we join with other PRPs to sign joint defense agreements that settle, among PRPs, each party’s percentage allocation of costs at the site. Although the ultimate liability may differ from the estimate, we routinely review the liabilities and revise the estimate, as appropriate, based on the most current information available.

Employees

As of June 30, 2010, we had approximately 7,200 employees worldwide. The following table sets forth the approximate number of employees on a continuing basis.

Employees as of
June 30, 2010

North America
US	2,350
Canada	250
Mexico	700
Total	3,300
Europe
Germany	1,600
Other Europe	1,500
Total	3,100
Asia	750
Rest of World	50

Total	7,200

Many of our employees are unionized, particularly in Germany, Canada, Mexico, Brazil, Belgium and France. In the United States, however, less than one quarter of our employees are unionized. Moreover, in Germany and France, wages and general working conditions are often the subject of centrally negotiated collective bargaining agreements. Within the limits established by these agreements, our various subsidiaries negotiate directly with the unions and other labor organizations, such as workers’ councils, representing the employees. Collective bargaining agreements between the German chemical employers associations and unions relating to remuneration generally have a term of one year, while in the United States a three year term for collective bargaining agreements is typical. We offer comprehensive benefit plans for employees and their families and believe our relations with employees are satisfactory.

Backlog

We do not consider backlog to be a significant indicator of the level of future sales activity. In general, we do not manufacture our products against a backlog of orders. Production and inventory levels are based on the level of incoming orders as well as projections of future demand. Therefore, we believe that backlog information is not material to understanding our overall business and should not be considered a reliable indicator of our ability to achieve any particular level of revenue or financial performance.

Properties

Description of Property

We own or lease numerous production and manufacturing facilities throughout the world. We also own or lease other properties, including office buildings, warehouses, pipelines, research and development facilities and sales offices. We continuously review and evaluate our facilities as a part of our strategy to optimize our business portfolio. The following table sets forth a list of our principal production and other facilities throughout the world as of June 30, 2010.

Site	Leased/Owned	Products/Functions

Corporate Offices
Budapest, Hungary	Leased	Administrative offices
Dallas, Texas, US	Leased	Corporate headquarters
Mexico City, Mexico	Leased	Administrative offices
Shanghai, China	Leased	Administrative Offices
Singapore	Leased	Administrative Offices
Sulzbach, Germany	Leased	Administrative Offices
Advanced Engineered Materials
Auburn Hills, Michigan, US	Leased	Automotive Development Center
Bishop, Texas, US	Owned	POM, GUR®, Compounding
Florence, Kentucky, US	Owned	Compounding
Fuji City, Japan	Owned by Polyplastics Co., Ltd. (6)	POM, PBT, LCP, Compounding
Kelsterbach, Germany	Owned	LFT, POM, Compounding
Kuantan, Malaysia	Owned by Polyplastics Co., Ltd. (6)	POM, Compounding
Kaiserslautern, Germany (1)	Leased	LFT
Oberhausen, Germany (1)	Leased	GUR®
Shelby, North Carolina, US	Owned	LCP, PBT, PET, Compounding
Suzano, Brazil	Owned	Compounding
Ulsan, South Korea	Owned by Korea Engineering Plastics Co., Ltd. (6)	POM
Wilmington, North Carolina, US	Owned by Fortron Industries LLC (6)	PPS
Winona, Minnesota, US	Owned	LFT
Nanjing, China (2)	Leased	LFT, GUR®
Consumer Specialties
Frankfurt am Main, Germany (3)	Owned by InfraServ GmbH & Co. Hoechst KG (6)	Sorbates, Sunett® sweetener
Kunming, China	Owned by Kunming Cellulose Fibers Co. Ltd. (5)	Acetate tow, Acetate flake
Lanaken, Belgium	Owned	Acetate tow
Nantong, China	Owned by Nantong Cellulose Fibers Co. Ltd. (5)	Acetate tow, Acetate flake
Narrows, Virginia, US	Owned	Acetate tow, Acetate flake
Ocotlán, Jalisco, Mexico	Owned	Acetate tow, Acetate flake
Spondon, Derby, UK	Owned	Acetate tow, Acetate flake
Zhuhai, China	Owned by Zhuhai Cellulose Fibers Co. Ltd. (5)	Acetate tow, Acetate flake
Industrial Specialties
Boucherville, Quebec, Canada	Owned	Conventional emulsions
Enoree, South Carolina, US	Owned	Conventional emulsions, Vinyl acetate ethylene emulsions
Edmonton, Alberta, Canada	Owned	LDPE, EVA
Frankfurt am Main, Germany (3)	Owned by InfraServ GmbH & Co. Hoechst KG (6)	Conventional emulsions, Vinyl acetate ethylene emulsions
Geleen, Netherlands	Owned	Vinyl acetate ethylene emulsions
Meredosia, Illinois, US	Owned	Conventional emulsions, Vinyl acetate ethylene emulsions
Nanjing, China (2)	Leased	Conventional emulsions, Vinyl acetate ethylene emulsions
Perstorp, Sweden	Owned	Conventional emulsions, Vinyl acetate ethylene emulsions
Tarragona, Spain (4)	Owned by Complejo Industrial Taqsa AIE (5)	Conventional emulsions, Vinyl acetate ethylene emulsions
Warrington, UK	Owned	Site is no longer operating as of December 31, 2009.

Site	Leased/Owned	Products/Functions

Acetyl Intermediates
Bay City, Texas, US (1)	Leased	VAM
Bishop, Texas, US	Owned	Formaldehyde
Cangrejera, Veracruz, Mexico	Owned	Acetic anhydride, Ethyl acetate
Clear Lake, Texas, US	Owned	Acetic acid, VAM
Frankfurt am Main, Germany (3)	Owned by InfraServ GmbH & Co. Hoechst KG (6)	Acetaldehyde, VAM, Butyl acetate
Jubail, Saudi Arabia	Owned by Ibn Sina (5)	Methyl tertiary-butyl ether, Methanol
Jurong Island, Singapore (1)	Leased	Acetic acid, Butyl acetate, Ethyl acetate, VAM
Nanjing, China (2)	Leased	Acetic acid, Acetic anhydride, VAM
Pampa, Texas, US	Owned	Site is no longer operating as of December 31, 2009.
Pardies, France	Owned	Site is no longer operating as of December 31, 2009.
Roussillon, France (1)	Leased	Acetic anhydride
Tarragona, Spain (4)	Owned by Complejo Industrial Taqsa AIE (6)	VAM

(1)	Celanese owns the assets on this site, but utilizes the land through the terms of a long-term land lease.

(2)	Multiple Celanese business segments conduct operations at the Nanjing facility. Celanese owns the assets on this site, but utilizes the land through the terms of a long-term land lease.

(3)	Multiple Celanese business segments conduct operations at the Frankfurt facility.

(4)	Multiple Celanese business segments conduct operations at the Tarragona site. Celanese owns its assets at the facility but shares ownership in the land. Celanese’s ownership percentage in the land is 15%.

(5)	A Celanese cost method investment.

(6)	A Celanese equity method investment.

Legal Proceedings

We are involved in a number of legal and regulatory proceedings, lawsuits and claims incidental to the normal conduct of our business, relating to such matters as product liability, antitrust, intellectual property, workers’ compensation, prior acquisitions, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, we are actively defending those matters where the Company is named as a defendant. Additionally, we believe, based on the advice of legal counsel, that adequate reserves have been made and that the ultimate outcomes of all such litigation claims will not have a material adverse effect on our financial position, but may have a material adverse effect on our results of operations or cash flows in any given accounting period. For a discussion of commitments and contingencies related to legal and regulatory proceedings, see Note 17 to our unaudited consolidated financial statements for the six months ended June 30, 2010, which are included in this offering memorandum, and Note 24 to our audited consolidated financial statements for the year ended December 31, 2009, which are included in this offering memorandum.